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                                                                   EXHIBIT 10.10

                                 CEO TERM SHEET
                                     11/1/95

1.       Term:               3 years

2.       Base Salary:        First year until 12/31/96       $190,000
                             Second year until 12/31/97      $210,000
                             Third year until 12/31/98       $230,000

3.       Incentive Compensation:

                             5% of pretax net profit. However, in 1996 incentive compensation may be based on other factors as determined by the Board. This is a cash incentive.

                             2% of net pretax profits, provided that a minimum return ratio of 1.5% of pretax profit to assets must be achieved to actuate this compensation. May be paid in the form of a deferred annuity or other suitable insurance as determined by the Board.

                             Total cash compensation including incentive cash to cap at $350,000 during term of contract.

4.       Signing Bonus:      Two months salary

5.       Stock Options:      A total of 200,000 shares:  100,000 shares on
                             signing which will vest immediately, 50,000 shares on November 1, 1996 and 50,000 shares on November
                             1, 1997. Anti dilution protection at 6.5% in event of issuance of new shares during term of contract.
                             All options become vested on change of control. NOL saving provision, if necessary at 4.99%.

6.       Perks:              A Cadillac Seville or equivalent either leased or
                             owned based on tax considerations. Club membership without golf. Luncheon club. Athletic club and a portable PC.

7.       Moving Expenses:
                             Transitional living and travel allowance, 6 months maximum.
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8.       Relocation Allowance:
                             A relocation allowance of up to $35,000 will be paid. The allowance is intended to cover relocation related expenses in addition to the transportation of household goods.

9.       Severance:          18 months of base salary plus any earned but unpaid
                             bonus in the event of termination without cause or by change of control. All normal benefits will be continued during the period.

10.      Tracy Federal Bank, F.S.B.:

                             The bank is aware that Scott is a member of the board of Tracy Federal Bank and may continue that relationship for one year if necessary.

11.      Approval:           Pre-approval of the terms of this memorandum by
                             regulatory government agencies is required before we can execute a final, binding agreement.

Mr. Montgomery will receive all other normal bank benefits.

Date:    11/1/95                                      Date:     11/1/95
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/s/ Howard P. Ladd                                    /s/ Scott A. Montgomery
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Howard P. Ladd, Chairman                              Scott A. Montgomery
Mercantile National Bank